EXHIBIT 10.31
Irwin Financial Corporation
Amended and Restated
2007 Performance Unit Plan
1. Purpose
The purpose of this Irwin Financial Corporation 2007 Performance Unit Plan is to attract, retain and motivate key executives and to increase the long-term value of the lines of business of IFC by providing selected employees with the opportunity to share in the value of their respective lines of business through grants of Performance Units (as defined below) at a level intended to provide median competitive long-term incentive award opportunities.
2. Effective Date
The Plan was adopted by the board of directors of IFC (the “Board”) on March 28, 2007. It is hereby amended and restated as of March 28, 2007 retroactive to its original effective date. The initial Plan Cycle begins on January 1, 2007 and ends on December 31, 2009. Plan Cycles beginning prior to January 1, 2007 shall be covered, as applicable, by the Irwin Union Bank Amended and Restated Performance Unit Plan, the Irwin Home Equity Corporation Performance Unit Plan and the Irwin Commercial Finance Amended and Restated Plan, each as approved by the IFC’s shareholders on April 6, 2006, and as subsequently amended. Adoption of the Plan is subject to the approval of the IFC stockholders. Any Awards granted prior to May 9, 2007 shall be void if IFC’s stockholders do not approve the Plan at the 2007 annual stockholders’ meeting.
It is the intent of this Plan that payment of any Award hereunder shall be made no later than March 15 of the year following the year in which the Award is no longer subject to a substantial risk of forfeiture, so that Section 409A of the Code will not apply to the Plan as a result of the application of the “short term deferral” rule as described in the final Treasury regulations promulgated under Section 409A of the Code.1
3. Definitions
(a)	AWARD means a payment made pursuant to the Plan.

(b)	BENEFICIAL OWNER means a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act.

(c)	BOARD means the board of directors of IFC.

[1]	This change is simply to alert the reader as to how the Plan is being administered and interpreted. It is for convenience only.

(d)	BUSINESS COMBINATION means a Company’s becoming a party to an agreement of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of its assets.

(e)	CHANGE IN CONTROL means, with respect to a Company, the occurrence of any of the following events:
(i)	any Person, other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of IFC or any of its subsidiaries, or (ii) an entity owned directly or indirectly by the stockholders of IFC in substantially the same proportions as their ownership of stock of IFC, is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the total voting power of the then outstanding shares of that Company’s Voting Stock; or

(ii)	a Business Combination, unless all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of that Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the entity resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns all or substantially all of a Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of that Company’s Voting Stock.
(f)	CODE means the Internal Revenue Code of 1986, as amended. The term “Code” when used in the Plan shall also refer to applicable regulations, rulings, notices and other guidance issued by the Internal Revenue Service with respect to the cited Section.

(g)	COMMITTEE means the committee appointed by the Board to administer such long-term incentive plans as may be adopted by such Board from time to time or, in the absence of such a committee, the standing compensation committee of Board as constituted from time to time; provided, that the Committee shall be comprised solely of at least two members of the Board who qualify as an “outside director” under Code Section 162(m) and the regulations promulgated thereunder and as a “non-employee director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act.

(h)	COMPANY means Irwin Union Bank & Trust Company, Irwin Commercial Finance Corporation and Irwin Home Equity Corporation and such other subsidiaries of IFC designated by the Committee. For purposes of the Plan, employment with the Company shall be deemed to include employment with a subsidiary of the Company.

(i)	DISABILITY means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Company that employs the Participant.

(j)	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

(k)	EXECUTIVE OFFICER means any employee who is an “executive officer” (as defined under SEC Rule 3b-7) of IFC.

(l)	IFC means Irwin Financial Corporation.

(m)	PARTICIPANT means an individual employed by a Company that is entitled to participate in the Plan.

(n)	PERSON means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(o)	PERFORMANCE UNIT means, with respect to a Company, a component used to represent the incremental cash value of that Company that is awarded to Participants in the Plan at the beginning of each Plan Cycle.

(p)	PLAN means this Irwin Financial Corporation 2007 Performance Unit Plan.

(q)	PLAN CYCLE means the three-year vesting period designated for a Performance Unit.

(r)	STIP means, with respect to a Company, its short-term incentive plan approved by IFC’s stockholders.

(s)	VOTING STOCK means, with respect to a Company, capital stock entitled to vote generally in the election of that Company’s directors.
4. Eligibility
The Committee shall designate which employees of each Company are eligible to become Participants and receive Performance Units. A Participant shall only be eligible to receive Performance Units with respect to the Company that employs that individual at the time of the Award. Selection of an individual to participate in the Plan does not guarantee any rights to receive additional Performance Units or continue employment with any Company or IFC. A Participant’s employer reserves the right, which may be exercised at any time, to terminate a Participant’s employment or adjust a Participant’s compensation with or without cause.
5. Administration
(a)	The Committee is responsible for, and shall have full power to, administer the Plan subject to the requirements of applicable law. The Committee shall have the right to make rules and regulations as it deems appropriate to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount and time of payment of benefits hereunder to the fullest extent provided by law and in its sole discretion. Any interpretations or decisions made in good faith by the Committee will be conclusive and binding on all persons having any interest in the Plan.

(b)	The Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to the management board or management committee of the relevant line of business the power to grant Awards to Participants who are not Executive Officers as of the time of grant and to make plan amendments to the extent of the Committee’s authority under Section 7 below; and (iii) to such other individuals as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Committee” shall include the person or persons so delegated to the extent of such delegation.

(c)	The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or employee of the Company or a parent, subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a parent, subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(d)	It is IFC’s intention that the Plan will be interpreted in a manner consistent with complying with Section 162(m) of the Code and avoiding any violation of Section 409A of the Code to the maximum extent practicable.
6. Plan Specifications
(a)	Plan Cycles. Each Plan Cycle with respect to a Performance Unit is three years in length beginning on January 1st and ending December 31st three years later. The first Plan Cycle will begin January 1, 2007 and end December 31, 2009. A new Plan Cycle will start at the beginning of each calendar year.

(b)	Plan Operation. Participants are awarded Performance Units effective as of the beginning of each Plan Cycle. A Participant is eligible to receive a cash payment equal to the value of his or her Performance Units to the extent vested. Performance Units vest and become payable as provided in this Section 6. Appendix A sets forth special provisions that apply in lieu of Section 6 only to Participants employed by a specific Company.

(c)	Performance Units. Performance Units are components used to represent the incremental cash value of a Company. The number of Performance Units under the Plan with respect to each Company and the initial value for each Performance Unit as of January 1, 2007 under the Plan is set forth in Appendix A. Except as provided in Section 6(g) below, the value per Performance Unit at any time after January 1, 2007 shall equal (a) the value per Performance Unit as of the immediately preceding valuation date multiplied by (b) a fraction, the numerator of which is the applicable Company valuation as of the then current valuation date and the denominator of which is the applicable Company valuation as of the immediately preceding valuation date.
(d)	Valuation. The standard value is fair market value. Fair market value of the Performance Units will be annually determined as of each December 31st (or such other date as selected by the Committee in its sole discretion) using the Uniform Standards of Professional Appraisal Practice. Valuations shall be adjusted for any capital contributions. The Committee shall engage an outside appraiser to determine fair market value; provided, however, that the Committee may itself determine fair market value in lieu of engaging an outside appraiser by using the same valuation method that was used in the most recent valuation previously performed by an appraiser under this Section 6(d).

(e)	Award Opportunities. Award opportunities are based on a median competitive expected value divided by the starting value of a Performance Unit for the Company that employs the Participant on the date of the Award with respect to the then current Plan Cycle, each as determined in the Committee’s sole discretion.

(f)	Vesting. Performance Units held by a Participant vest to the extent that the Company which employs the Participant meets the performance requirements for the applicable Plan Cycle, provided that the Participant remains employed by such Company at the end of that Plan Cycle. The performance requirement for a Plan Cycle is based on the portion of a Participant’s average STIP payment that is attributable to applicable Company-wide STIP payout criteria (and not any portion of STIP payments that are based on individual or other special performance criteria) expressed as a percentage of STIP target performance, as determined in the sole discretion of the Committee (“STIP Performance Against Target”) for all years that begin during a Plan Cycle. Specifically, the vested portion of a Participant’s Performance Units equals the STIP Performance Against Target divided by 300%, with performance at target for a year under the STIP being treated as 100%. In no event can the vested portion of a Performance Unit be less than 0% or greater than 100%. For example, if STIP cash payouts for the 2007-2009 Performance Cycle represented achievement of 75%, 100%, and 110% of STIP target performance for the 2007, 2008 and 2009 calendar years, respectively, the STIP Performance Against Target would be 285%, and the vested portion of the Performance Units (assuming continued employment until the end December 31, 2009) would be 95% (285%/300%). Notwithstanding anything to the contrary in this Section 6(f), in the case of an Executive Officer, the Committee shall determine the vested portion of any such Participant’s Performance Units, and the STIP Performance Against Target shall be calculated based on actual performance results and shall disregard any discretion (other than to interpret Plan provisions) exercised to determine an Executive Officer’s actual STIP payment.

(g)	Change in Control. The following rules shall apply in lieu of the vesting rules under Section 6(f) if there is a Change in Control of a Company prior to the end of a Plan Cycle with respect to outstanding Performance Units:

(i)	All Performance Units held by a Participant who is employed by the Company on the date of the Change in Control shall fully vest;

(ii)	The value of each vested Performance Unit shall be based upon the value realized by the Company’s shareholders upon the Change in Control; and

(iii)	The value of each vested Performance Unit shall be paid to affected Participants as soon as administratively practicable after the Change in Control but in no event later than the earlier of 60 days after the final payment to be made in respect of the Change of Control is received~~.~~ or March 15 of the year following the year in which the Change of Control occurs.[2]
The Committee has final authority to construe and interpret whether there has been a Change in Control with respect to a Company, the date of the Change in Control, the value realized by the Company’s shareholders in any Business Combination (such as an asset sale) in which such shareholders do not receive direct payment in respect of such Business Combination, and the amount to be paid with respect to each Performance Unit that vests due to the Change in Control.

(h)	Rights Upon Separation from Service.
(i)	A Participant immediately forfeits all outstanding Performance Units upon a “separation from service” (as such term is defined in Section 409A(a)(2)(a)(i) of the Code) prior to the end of a Plan Cycle for reasons other than death, Disability or retirement.

(ii)	A Participant shall vest, if at all, in a percentage of each Performance Unit based on the performance of the Company that employed such Participant during the applicable Plan Cycle in the event of separation from service by reason of death, Disability or retirement. The vested percentage shall be determined in the same manner as provided under Section 6(f), except that (x) the year of the separation of service and any future year during the applicable Plan Cycle shall be disregarded when determining the STIP Performance Against Target, and (y) 300% shall be replaced by 100% multiplied by the Participant’s number of completed years of service during the applicable Plan Cycle prior to the year of separation. For example, if a Participant has 100 Performance Units granted for the 2007-2009 Performance Cycle and separates from service on September 1, 2009, and the STIP Performance Against Target for 2007 and 2008 is 75% and 100%, respectively, the vested number of the Participant’s Performance Units for would 87.5, which is equal to 100 Performance Units multiplied by 87.5% (75% plus 100% divided by 200%).

Such Participant shall be entitled to receive a cash payment equal to the value of the vested percentage of his or her Performance Units under Section 6(j) below.

[2]	This change is being made to ensure that the short-term deferral rule applies, which means that Section 409A would not apply.

All remaining unvested Performance Units are immediately forfeited on separation from service.
(i)	Transfers to a Non-eligible Position. Upon a Participant’s transfer to a non-eligible position under the Plan during a Plan, such Participant’s vested percentage of his or her Performance Units shall be determined as though the Participant had retired as of the date of his or her transfer, but the value of such Performance Units shall not be determined until the end of the applicable Plan Cycle (and payment for his or her Performance Units shall be made in accordance with Section 6(j)).[3]

(j)	Payment of Awards. The value of a Participant’s vested Performance Units will be distributed in the form of a cash lump sum payment based on the most recent valuation under Section 6(d) on or immediately prior to the Triggering Event (as defined below) as soon as administratively practicable, but no later than March 14th of the first calendar year immediately following the Triggering Event; provided, however, that any such payment on account of a Participant’s transfer to an non—eligible position under Section 6(i) shall be paid as soon as administratively practicable after the earlier of (a) period ending six months after the Participant’s separation from service or (b) the expiration of the applicable Plan Cycle.

Payment may be delayed by the Company employing the Participant (and not the Participant) after the applicable payment due date described above only as permitted under Section 409A of the Code and regulations, rulings, notices and other guidance issued thereunder. The value of the award is determined by the most recent valuation under Section 6(d) as approved by the Committee. Awards payable to Executive Officers are subject to Section 6(k) and 6(m) below.

For purposes of this Section 6(j), the “Triggering Event” shall mean (i) in the case of a payment under Section 6(f), the last day of the applicable Plan Cycle, and (ii) in the case of a payment under Section 6(h), the Participant’s separation from service, and (iii) in the case of a payment under Section 6(i), the Participant’s transfer to an a non-eligible position.

(k)	Delay in Payment. The timing of a payment will be delayed to a date after the designated payment date where IFC reasonably anticipates that deductibility with respect to such payment otherwise would be limited or eliminated by the application of Section 162(m) of the Code (except due to a Change in Control); provided, however, that the payment shall be made at the earliest date at which IFC reasonably anticipates that the deduction of the payment amount will not be limited or eliminated by application of Section 162(m) of the Code.

(l)	No Acceleration of Payment. The timing of payments under this Plan shall not be accelerated for any reason that is not permitted by Section 409A.

[3]	This section has been clarified to ensure that the intent is that the amount of the award is not determined until the payment event specified in the first paragraph of Section 6(j), so that the Participant remains subject to a substantial risk of forfeiture until such payment date and the short term deferral rule will apply.

(m)	Compliance with Section 162(m). It is intended that Awards made to Executive Officers under the Plan shall satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. The interpretation of the Plan and Awards to Executive Officers shall be guided by such provisions, as appropriate. If a provision of the Plan would cause a payment to an Executive Officer to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy Code Sections 162(m) and 409A to the extent practicable.

In the case of a Participant who was an Executive Officer as of the grant date of an Award, within 90 days after the beginning of a Plan Cycle and before it has become substantially certain that the performance level will be met (or such other period of time as is consistent with the requirements of Sections 162(m) and Section 409A of the Code), the Committee, in its sole discretion, shall take the following action:
(i)	establish a target Award opportunity in writing for each Plan Participant for the Plan Cycle, expressed in Performance Units; and

(ii)	establish objective performance-based goals for an Award for which the outcome is substantially uncertain at the time such goals are established and that base performance on one or more of the following financial indicators of the Participant’s Company’s success: earnings per share, net earnings, net income, operating earnings, customer satisfaction, revenues, net sales, financial return ratios such as return on equity, return on assets, return on capital, and return on investment, ratio of debt to earnings or shareholders’ equity, market performance, market share, balance sheet measurements, economic profit, cash flow, shareholder return, margins, productivity improvement, cost control or operational efficiency measures, and working capital, any of which may be measured in absolute terms, growth or improvement during a Plan Cycle or as compared to another company or companies. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Such performance goals may be particular to a line of business, subsidiary or other unit or the Participant’s Company generally, and may, but need not, be based upon a change or an increase or positive result. It is the current intention of each Company to use one or more of these performance-based goals as selected by the Committee under the STIP as in effect on the date hereof as provided in Section 6(f) of the Plan.
All such target and maximum Award opportunities, performance levels and performance criteria pertaining to any Executive Officer are intended to meet the requirements of Section 162(m) of the Code.

Upon being established by the Committee, the target and maximum Award opportunities, performance levels and performance criteria for each Participant for a given Plan Cycle shall be set forth in writing and communicated to each such Participant (the “Plan Cycle Schedule”); provided, however, that the rights of an Executive Officer to receive payment pursuant to any such Award shall be expressly conditioned on obtaining the approval of the Plan by a majority of the shareholders of the Company in the manner provided under Section 162(m) of the Code prior to such payment.

After the establishment of a performance goal for an Executive Officer, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Section 162(m) of the Code) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.

As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in this Section 6 shall be disclosed to and reapproved by IFC’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which IFC’s shareholders previously approved such performance goals.

The maximum dollar amount for a cash Award that may be earned under the Plan with respect to any Plan Cycle shall be $2,000,000. Any amount earned with respect to a cash Award with respect to which performance is measured over a period greater than one year shall be deemed to be earned ratably over the number of full and partial years in the Plan Cycle.

For Awards payable to Executive Officers, the Committee shall certify in writing prior to any such payment the extent to which the performance goal or goals (and any other material terms) applicable to such Plan Cycle have been satisfied and the amounts to be paid, vested, or delivered as a result thereof.

The Committee reserves the right to adjust the Award of any Participant (other than an Executive Officer) to reflect individual performance and/or extraordinary circumstances. The Award of any Executive Officer shall be subject to the right of the Committee to reduce in a manner consistent with Section 162(m) of the Code, but not increase, such Executive Officer’s Award to reflect individual performance and/or extraordinary circumstances.
7. Miscellaneous
(a)	Amendment, Suspension or Termination of the Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan with respect to one or more Companies as it may deem appropriate and subject to any requirement of stockholder approval imposed by applicable law, rule or regulation; provided, that, subject to the right of the Committee to adjust awards under the Plan, no such action may cause any Participant to be deprived of any Award previously awarded but not yet paid, or be effective in the fiscal year in which such action is taken, unless it is taken within the first three months of the applicable Performance Unit’s Plan Cycle. To the extent that an amendment, suspension or termination would only apply to Participants who are not Executive Officers, the Committee shall have the Board’s authority to amend, suspend or terminate the Plan. Notwithstanding the foregoing, the Committee shall be entitled to amend the Plan without any Participant’s consent to the extent that such amendment relates to administrative matters or the Committee’s authority to administer the Plan or to the extent that the Committee determines such action is necessary to comply with Section 409A, to preserve the deductibility of Plan payments or both.
(b)	No Assignment. No portion of any Award under the Plan may be pledged, assigned or transferred otherwise than by will or the laws of descent and distribution prior to its payment.

(c)	Limitation on Liabilities. In any matter related to the Plan, no director or employee of IFC, a Company or any affiliate of IFC or a Company shall be liable for the action, or the failure to act, on the part of any other such person.

(d)	Limitation on Vested Interest. Awarding an opportunity is within the sole discretion of the Committee. No Participant shall have a vested interest in an Award before the end of the Plan Cycle except to the extent expressly provided in the Plan.

(e)	Employment Rights. Participation in this Plan shall not be construed to grant any Participant the right to be retained in the employ of IFC or a Company.

(f)	Unsecured General Creditors. All benefits payable under the Plan shall be paid from the general assets of the Company employing the Participant. No Company employing a Participant shall be required to set aside any funds to discharge its obligations hereunder. The rights of the Participant under the Plan shall be no greater than the rights of a general unsecured creditor of the Company that granted the Award to that Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

(g)	Governing Law. Indiana law shall determine the validity and construction of the Plan and any rules relating to the Plan without reference to principles of conflict of laws, except as superseded by applicable federal law. This Plan is not intended to create any deferral of income that would be subject to Section 409A of the Code. In the event that any deferral of income results under this Plan, the terms of this Plan shall be interpreted to comply with the requirements of Section 409A.

Appendix A-1
Irwin Commercial Finance Corporation
There are 278,290 units with respect to Irwin Commercial Finance Corporation, which is the same number of units as under the Irwin Commercial Finance Amended and Restated Performance Unit Plan (the “Prior ICF Plan”). The unit value with respect to Irwin Commercial Finance Corporation as of January 1, 2007 under the Plan shall be the same unit value as determined under the Prior ICF Plan as of December 31, 2006.
Special Provision Applicable Solely to Irwin Commercial Finance Corporation:
For purposes of Section 6(h), a Company-initiated separation from service unrelated to job performance with respect to a “Qualified Participant” shall be treated the same as a separation from service by reason of death, Disability, or retirement. A “Qualified Participant” shall mean a Participant who formerly owned at any time, directly or indirectly, shares of Irwin Commercial Finance Corporation or any of its subsidiaries, including but not limited to Irwin Commercial Finance Canada Corporation, Irwin Franchise Capital Corporation, Onset Holdings, Inc. and 3W1E Holdings, Inc.

Appendix A-2
Irwin Home Equity Corporation
The number of units with respect to Irwin Home Equity Corporation shall be the same number of units as under the Irwin Home Equity Corporation Performance Unit Plan (the “Prior IHE Plan”). The unit value with respect to Irwin Home Equity Corporation as of January 1, 2007 under the Plan shall be the same unit value as determined under the Prior IHE Plan as of December 31, 2006.

Appendix A-3
Irwin Union Bank & Trust Company
There are 3,303,330 units with respect to Irwin Union Bank & Trust Company, which is the same number of units as under the Irwin Union Bank Amended and Restated Performance Unit Plan (the “Prior IUB Plan”). The unit value with respect to Irwin Union Bank & Trust Company as of January 1, 2007 under the Plan shall be the same unit value as determined under the Prior IUB Plan as of December 31, 2006.